Contact:
Jennifer LaVin
617-715-6687
jennifer.lavin@genocea.com

Genocea Provides Corporate Update, Including First-Quarter 2019 Financial Results

Company anticipates presenting first GEN-009 immunogenicity data at ASCO 2019

Conference call today at 9:00 am ET

CAMBRIDGE, Mass., April 30, 2019 - Genocea Biosciences, Inc. (NASDAQ: GNCA), a biopharmaceutical company developing personalized cancer immunotherapies, today reported its operating and financial results for the first quarter ended March 31, 2019.

“As we say at Genocea, “targets matter,” and we are advancing two programs to demonstrate that target - or antigen - selection plays a large, and underappreciated, role in driving immunotherapy efficacy,” said Chip Clark, Genocea president & CEO. “We expect to present the first immunogenicity data from our ongoing GEN-009 neoantigen vaccine clinical trial at this year’s ASCO meeting in early June, and, assuming positive results, plan to explore the safety and efficacy of GEN-009 in combination with checkpoint inhibitors in patients with a variety of solid tumor cancers. Meanwhile, we are rapidly advancing our GEN-011 neoantigen adoptive T cell therapy, for which we intend to file an Investigational New Drug Application in the first half of 2020.”

Recent Operational Highlights

•
Announced a clinical milestone in early January, dosing the first patients and completing enrollment in Part A of the Phase 1/2a clinical trial for GEN-009. The first immunogenicity data from this study are expected to be presented at this year’s meeting of the American Society of Clinical Oncology (ASCO 2019) in early June.

•	Completed a private placement financing in mid-February, the first closing of which resulted in gross proceeds of $15.0 million (before deal-related expenses).

•	Strengthened senior management team, appointing Diantha Duvall as Chief Financial Officer in early March.

•
Presented additional ATLAS data at the 2019 Annual Meeting of the American Association for Cancer Research (AACR 2019) in early April. The poster highlighted the potential use of ATLAS as a tool to predict the advanced melanoma patients for whom checkpoint therapy might prove successful.

First-Quarter 2019 Financial Results

•	Cash position: As of March 31, 2019, cash and cash equivalents were $29.0 million versus $26.4 million as of December 31, 2018.

•	Research and Development (R&D) expenses: R&D expenses were $6.5 million for the quarter ended March 31, 2019, compared to $7.3 million for the same period in 2018.

•	General and Administrative (G&A) expenses: G&A expenses were $3.0 million for the quarter ended March 31, 2019, compared to $3.1 million for the same period in 2018.

•	Net loss: Net loss was $15.6 million for the quarter ended March 31, 2019, compared to a net loss of $15.9 million for the quarter ended March 31, 2018.

Guidance
Genocea expects that its existing cash and cash equivalents are sufficient to support its operations into the first quarter of 2020.

Conference Call
Genocea will host a conference call and webcast today at 9:00 am ET. Interested participants may access the conference call by dialing (844) 826-0619 (domestic) or (315) 625-6883 (international) and referring to conference ID number 4864999. To join the live webcast, please visit the presentation page of the investor relations section of the Genocea website at https://ir.genocea.com/events-and-presentations. A webcast replay of the conference call will be available on the Genocea website beginning approximately two hours after the event and will be archived for 90 days.

About Genocea Biosciences, Inc.
Genocea is a biopharmaceutical company developing personalized cancer immunotherapies. Our unique ATLAS™ technology platform allows us to identify immunotherapy targets based on each person’s tumor antigen-specific T cell responses. Using ATLAS, we can both optimize neoantigens for inclusion in our immunotherapies and exclude so-called “inhibitory” antigens that appear to exert an immunosuppressive effect on the patient. We are advancing complementary programs built from ATLAS insights: GEN-009, our neoantigen vaccine candidate for which we are conducting a Phase 1/2a clinical trial across a variety of solid tumor types, and GEN-011, our neoantigen-specific adoptive T cell therapy, for which we intend to file an Investigational New Drug Application in the first half of 2020. To learn more, please visit www.genocea.com

Forward-Looking Statements
This press release includes forward-looking statements, including statements relating to the near-term milestones for GEN-009 and GEN-011 and the period for which existing cash will be able to fund operations, within the meaning of the Private Securities Litigation Reform Act. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Genocea cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time. Applicable risks and uncertainties include those identified under the heading "Risk Factors" included in Genocea's Annual Report on Form 10-K for the year ended December 31, 2018 and any subsequent SEC filings. These forward-looking statements speak only as of the date of this press release and Genocea assumes no duty to update forward-looking statements, except as may be required by law.

(Tables follow)

GENOCEA BIOSCIENCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	March 31, 2019	December 31, 2018

Cash and cash equivalents	$29,038	$26,361
Other assets	6,786	4,754
Total assets	$35,824	$31,115

Debt, current and long-term	$14,122	$14,822
Accounts payable, accrued expenses and other liabilities	6,208	5,486
Warrant liability	9,259	3,472
Total liabilities	29,589	23,780
Stockholders' equity	6,235	7,335
Total liabilities and stockholders’ equity	$35,824	$31,115

GENOCEA BIOSCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)

	Three months ended March 31,
	2019	2018
Operating expenses:
Research and development	$6,460	$7,275
General and administrative	3,017	3,109
Total operating expenses	9,477	10,384
Loss from operations	(9,477)	(10,384)
Other expense:
Change in fair value of warrants	(5,787)	(5,298)
Interest expense, net	(303)	(208)
Total other expense	(6,090)	(5,506)
Net loss	$(15,567)	$(15,890)

Net loss per share - basic and diluted	$(0.15)	$(0.22)
Weighted-average number of common shares used in computing net loss per share	101,700	71,238